Exhibit 10.7
ScanSource, Inc. Management Incentive Plan

Introduction. ScanSource, Inc. (the “Company”) has adopted this ScanSource, Inc. Management Incentive Plan (the “Plan”) for the benefit of the eligible participants described herein to permit the grant of cash bonus awards, the payment of which will depend upon achievement of stated financial and other objectives of the Company and/or its affiliates. The Plan shall remain in effect, subject to the right of the Compensation Committee of the Board of Directors of the Company (the “Committee”) to amend or terminate the Plan at any time.

Administration of the Plan. The Committee shall administer the Plan and shall have the full power and authority to approve the participants who will receive bonus awards under the Plan for any fiscal year of the Company or otherwise, establish the terms of each bonus award, and make any and all other determinations that may be necessary or desirable for the effective administration of the Plan. Any decision or interpretation of any provision of this Plan adopted by the Committee shall be final, binding and conclusive for all purposes upon all persons.

Eligibility. Participation in the Plan is limited to elected officers of the Company.

Establishment of Bonus Awards. For any designated performance period of the Company, the Committee may approve one or more bonus awards to selected participants. In that event, the Committee will establish for each participant:

i.The target bonus award, as a percentage of the participant’s base salary for the fiscal year, that the participant will be eligible to receive if the stated financial and other objectives of the Company and/or its affiliates are achieved;
ii.The maximum bonus award that the participant will be eligible to receive;
iii.The stated financial and other objectives of the Company and/or its affiliates that must be achieved for the bonus award to become payable to the participant and the stated weighting percentage assigned to each such objective;
iv.The individual performance objectives, if any, that must be achieved for the bonus award to become payable to the participant; and
v.Any other terms and conditions of the bonus awards that the Committee may designate.

The stated financial and other objectives of the Company and/or its affiliates may include any corporate performance measures of the Company and/or its affiliates that the Committee may designate. Notwithstanding the foregoing, the Committee, in its sole discretion, may adjust the performance objectives in the event of any (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, (v) unbudgeted acquisitions or divestitures or (vi) any other extraordinary non-reoccurring item or unexpected fundamental changes in the business of the Company and/or its affiliates as necessary to fairly and equitably determine the amount of any bonus award and to prevent any inappropriate enlargement or dilution of such benefit.

Determination of Bonus Awards. No later than the 15th day of the third month following the end of the performance period for which the bonus awards relate, the Committee shall certify in writing the stated financial and other objectives that have been achieved and the amount of the bonus award that is payable. The Committee may adjust any bonus award, to increase or decrease the amount payable based on the stated financial and other objectives that have been achieved, for the participant’s individual performance objectives, if any, or for any other reason the Committee, in its sole discretion, may determine appropriate; provided, however, notwithstanding any other provision of the Plan, the participant’s bonus award may not exceed the participant’s maximum bonus award for the Company’s fiscal year. Any reduction of a participant’s bonus award shall be at the sole and absolute discretion of the Committee.

Payment of Bonus Awards. Bonus awards shall be paid no later than the 15th day of the third month following the end of the performance period to which the bonus award relates; except that, unless otherwise set forth in this Plan, bonus awards shall not be paid to any participant who terminates employment with the Company and its affiliates before the bonus award is paid. Notwithstanding the foregoing, a participant who terminates employment before the bonus award is paid shall be eligible to receive payment, notwithstanding participant’s termination of employment, if and to the extent set forth in any other agreement relating to the participant’s employment that

Exhibit 10.7
provides for payments of any bonuses under this Plan on and after termination of the participant’s employment. All bonus awards will be paid in a single lump sum in cash, net of any amounts, including taxes, required to be withheld by applicable laws. Payments owed to the participant after participant’s death shall be made to the person or entity designated by the participant in writing prior to the participant’s death. If the participant dies without a valid beneficiary designation (as determined by the Committee), the participant’s beneficiary shall be the participant’s surviving spouse, if any, or, if there is no surviving spouse, the participant’s estate. Bonus awards will be paid by the Company or affiliate that employs the participant at the time of payment.

Supplemental Bonuses. In addition to the foregoing, the Committee, at any time and from time to time, may grant other cash bonus awards to officers of the Company and its affiliates in such amounts and upon such terms, including without limitation the achievement of specific performance goals or the occurrence of other events, as the Committee may determine. Payment of such cash bonus award will be made no later than the 15th day of the third month following the end of the taxable year of the participant or the fiscal year of the Company during which the participant’s rights to the payment become vested and non-forfeitable.

Amendment of the Plan. The Committee in its sole discretion may at any time amend or terminate the Plan in whole or in part, except that no such amendment or termination can adversely impact any outstanding bonus awards at the time of such amendment or termination.

Section 409A. Bonus awards under the Plan are intended to qualify as “short-term deferrals” that are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, neither the Company nor any affiliate shall be liable to any participant or other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any bonus award made under this Plan is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

Other Important Terms. Participants and their beneficiaries, heirs, successors and assigns do not have any legal or equitable rights, interests, or other claim in any property or assets of the Company and its affiliates as a result of any bonus awards under the Plan. Each participant is an unsecured creditor with respect to any bonus award. Neither the participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under any bonus award, which are, and all rights to which are, expressly declared to be unassignable and nontransferable, except by will or by the laws of descent and distribution on the death of the participant. Nothing contained in this Plan nor any bonus award shall be construed as a contract of employment or as giving any participant or any former participant any right to be retained in the employ of the Company or any affiliate or to receive or continue to receive any rate of pay or other compensation, nor shall it interfere in any way with the right of the Company or any affiliate to terminate the participant’s employment at any time with or without assigning a reason therefore. This Plan and all bonus awards under the Plan shall be governed and construed in accordance with the laws of the State of South Carolina, other than its laws respecting choice of law, to the extent not preempted by federal law. Notwithstanding any provisions herein to the contrary, all cash bonus awards or amounts payable under this Plan, and any payments made previously under the Plan, are subject to the terms of any recoupment policy of the Company as in effect as of the date hereof or as subsequently amended or adopted by the Company. No payments may be made under the Plan except in compliance with all applicable laws and regulations (including, without limitation, withholding tax requirements) and the listing agreements and rules of all domestic stock exchanges on which the Company’s shares of stock may be listed.